EXHIBIT 3.22
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CSI MEXICO LLC
     This Amended and Restated Limited Liability Company Agreement of CSI Mexico LLC, (the “Company”), dated as of February 29, 2008 (this “Agreement”), is entered into by Closure Systems International B.V. and the persons or entities who become members of the Company in accordance with the provisions hereof (collectively, the “Members”).
RECITALS
     WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”), pursuant to (i) a Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 30, 2007, and (ii) the entering into of a Limited Liability Company Agreement of the Company, dated as of November 30, 2007 (the “Original Agreement”) by Alcoa Securities Corporation; and
     WHEREAS, on the date hereof and pursuant to (i) that certain Acquisition Agreement, dated December 21, 2007, by and between Alcoa Inc., a Pennsylvania corporation, and Rank Group Limited, as it may be amended (the “Acquisition Agreement”), and (ii) the LLC Interest Transfer Agreement dated February 29, 2008, (the “Assignment”) between Closure Systems International B.V. and Alcoa Securities Corporation, Closure Systems International B.V., an affiliate of Rank, directly acquired the limited liability company interests in the Company previously held by Alcoa Securities Corporation and pursuant to the Assignment was admitted as a member of the Company and Alcoa Securities Corporation ceased to be a member of the Company; and
     WHEREAS, the Members desire to continue the Company as a limited liability company under the Act, to admit Closure Systems International B.V. as a Member of the Company and to amend and restate the Original Agreement, so that the Company may conduct the business and other activities of the Company in accordance with the terms of this Agreement.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to continue the Company and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I
GENERAL PROVISIONS
     Section 1.1 Continuation. The Members hereby agree to continue the Company as a limited liability company under and pursuant to the Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.
     Section 1.2 Name. The name of the limited liability company heretofore formed and continued hereby is “CSI Mexico LLC”.
     Section 1.3 Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing.
     Section 1.4 Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 1.3 hereof.
     Section 1.5 Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State and shall continue until the Company is dissolved pursuant to the provisions of Article V hereof.
     Section 1.6 Registered Office. The address of the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street in the City of Wilmington, Delaware 19801 or such other address as may hereafter be determined by the Members or Board (as defined in Section 2.1 hereof). The Company may also have offices at such other places within or outside the State of Delaware as the Members or Board may from time to time designate or the business of the Company may require.
     Section 1.7 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, Delaware 19801 or such other name and address as may hereafter be determined by the Members or the Board.
     Section 1.8 Fiscal Year. The fiscal year of the Company shall end on December 31.
     Section 1.9 Authorized Person. Any Member or any Director or officer is hereby designated an “authorized person” within the meaning of the Act. Any Member or any Director or officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

     Section 1.10 Taxation. The Company shall not be, and the Members and the Board shall not permit the Company to elect to be, treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes, including without limitation by electing to treat the Company as an association taxable as a corporation under Treasure Regulations section 301.7701-3(a) or any corresponding provision of state or local law.
ARTICLE II
BOARD OF DIRECTORS
     Section 2.1 Generally. The business and affairs of the Company shall be managed by or under the direction of a committee of the Company (the “Board”) consisting of at least two natural persons designated as directors (the “Directors”) as provided below. The Board shall have discretion to manage and control the business and affairs of the Company, to make decisions affecting the business and affairs of the Company, and to take actions as it deems necessary or appropriate to accomplish the purposes of the Company and to exercise all of the power and authority that limited liability companies may take under the Act, [provided, however, to the extent not otherwise provided herein there shall be reserved to the Members the powers that, under the Act, are reserved to the members of a limited liability company organized under the Act.]
     Section 2.2 Election of Board. The Directors shall be chosen by the Members. The initial Directors of the Company will be as set forth on Annex A hereto. Each Director shall hold office until a successor is selected by the Members or until such Director’s death, resignation or removal. Each Director is hereby designated as a “manager” (within the meaning of the Act) of the Company.
     Section 2.3 Meetings of the Board. The Board shall meet from time to time to discuss the business of the Company. The Board may hold meetings either within or without the State of Delaware. Meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board or the Members. Any Director may call a meeting of the Board on three days’ notice to each other Director, either personally, by telephone, by facsimile or by any other similarly timely means of communication.
     Section 2.4 Quorum and Acts of the Board. At all meetings of the Board, a majority of the Directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a majority of the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

     Section 2.5 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     Section 2.6 Committees of Directors. The Board may, by resolution passed by unanimous consent of the Directors, designate one or more committees. Such resolution shall specify the duties and quorum requirements of such committees, each such committee to consist of one or more of the Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
     Section 2.7 Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect upon receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Members or the remaining Directors shall not be necessary to make it effective.
     Section 2.8 Removal of Directors. If at any time the Members desires to remove, with or without cause, any Director, the Members shall have the power to take all such actions promptly as shall be necessary or desirable to cause the removal of such Director. Any vacancy caused by any such removal may be filled in accordance with Section 2.9.
     Section 2.9 Vacancies. If any vacancies shall occur in the Board, by reason of death, resignation, removal or otherwise, the Directors then in office shall continue to act, and such vacancies may be filled by a majority of the Directors then in office, although less than a quorum. A Director selected to fill a vacancy shall hold office until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.
     Section 2.10 Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company.

ARTICLE III
OFFICERS
     Section 3.1 Executive Officers. The officers of the Company shall be a President and a Secretary, all of whom shall be elected annually by the Board, and shall hold office during the pleasure of the Board. In addition, the Board may elect a Treasurer, one or more Vice-Presidents, Assistant Treasurers, or Assistant Secretaries. All vacancies occurring among any of the officers shall be filled by the Board. Any officer may be removed and/or replaced at any time by the affirmative vote of a majority of the Directors present at a regular meeting of Directors or at a special meeting of Directors called for the purpose. The initial officers of the Company will be as set forth on Annex B hereto.
     Section 3.2 Other Officers. The Board may appoint, remove and replace such other officers, including assistant officers and agents, with such powers and duties as it shall deem necessary. The Board may by resolution authorize the President to appoint and remove such other officers.
     Section 3.3 The President. The President shall be selected from among the directors, and shall, in the absence or non-election of a Chairman of the Board, preside at all meetings of the directors. When the Board is not in session, the President shall have general management and control of the business and affairs of the Company.
     Section 3.4 The Vice-President. The Vice-President, if any, or if there be more than one, the senior Vice-President as determined by the Board of Directors, shall in the absence or disability of the President, exercise the powers and perform the duties of the President, and each Vice-President shall exercise such other powers and perform such other duties as shall be prescribed by the Board.
     Section 3.5 The Treasurer. The Treasurer shall have custody of all funds, securities and evidences of indebtedness of the Company; shall receive and give receipts and acquittances for moneys paid in on account of the Company, and shall pay out of the funds on hand all bills, payrolls, and other just debts of the Company, of whatever nature, upon maturity; shall enter regularly in books to be kept by him for that purpose, full and accurate accounts of all moneys received and paid out by the Treasurer on account of the Company, and shall perform all other duties incident to the office of Treasurer and as may be prescribed by the Board.
     Section 3.6 The Secretary. The Secretary shall keep the minutes of all proceedings of the Board of Directors; shall attend to the giving and serving of all notices to the Directors or other notice required by law, or by this Agreement; shall affix the seal of the Company to deeds, contracts and other instruments in writing requiring a seal, when duly signed or when so ordered by the Board of Directors; shall have charge of the certificate books and stock books and such other books and papers as the Board may direct, and shall perform all other duties incident to the office of Secretary.

     Section 3.7 Reliance by Third Parties. Any Person dealing with the Company or any Officer may rely upon a certificate signed by the President, Secretary or any Vice President as to:
          (a) the identity of the President or any Member, Director, or other Officer;
          (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the President, any other Officer, a Director, or the Board, or which are in any other manner germane to the affairs of the Company;
          (c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or
          (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.
ARTICLE IV
CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS
     Section 4.1 Capital Contribution; Percentage Interest. Closure Systems International B.V. shall succeed to the capital account of Alcoa Securities Corporation. No loan made to the Company by a Member shall constitute a capital contribution to the Company for any purpose. As of the date hereof, the Members’ percentage ownership interest in the Company is set forth opposite their names on Annex C hereto.
     Section 4.2 Additional Capital Contributions. No Member is required to make any additional capital contribution to the Company. Each Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise, and upon such contribution such Member’s capital account balance shall be adjusted accordingly.
     Section 4.3 Distributions. Distributions may be made to the Members at the times and in the aggregate amounts determined by the Members or the Board. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to any Member on account of the interest of such Member in the Company if such distribution would violate § 18-607 of the Act or any other applicable law.
ARTICLE V
DISSOLUTION, ASSIGNMENT, TRANSFER
     Section 5.1 Dissolution. (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of all Members, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

          (b) The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
          (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
     Section 5.2 Assignments. Any Member shall be permitted to transfer all or part of its interest in the Company to any person or entity that assumes all or such portion of such Member’s obligations under this Agreement.
     Section 5.3 Resignation. A Member may only resign from the Company if it has transferred all of its interest in the Company to another person or entity.
     Section 5.4 Additional Members. In the sole discretion of the Board of Directors, the Company may admit any person or entity as an additional member of the Company. Each such person or entity shall be admitted as an additional member at the time such person or entity (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member on Annex C hereto.
ARTICLE VI
LIABILITY, EXCULPATION, INDEMNIFICATION
     Section 6.1 Liability of the Members.
          (a) Except as otherwise provided by the Act or herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
          (b) Neither the Members nor any of their or the Company’s directors, officers, employees, shareholders, agents or representatives (each, a “Covered Person”), shall be liable to the Company for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that a Covered Person shall be liable for any loss, liability, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.
     Section 6.2 Fiduciary Duty.
          (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, a Covered Person acting under this Agreement shall not be liable to the Company for such Covered

Person’s good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person. Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard imposed by this Agreement or any relevant provisions of law or in equity or otherwise.
          (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such person’s or entity’s professional or expert competence.
     Section 6.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, that any indemnity under this Section 6.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.
     Section 6.4 Expenses. To the extent permitted by applicable law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company may, from time to time and at the discretion of the Board, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that the Covered Person is not entitled to be indemnified as authorized in Section 6.3.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Amendment, Waiver, Etc. This Agreement may not be amended or supplemented, and no waiver of or consent to departures from the provisions hereof shall be effective, unless set forth in a writing signed by all of the Members.
     Section 7.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all parties hereto and their successors and permitted assigns.

     Section 7.3 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
     Section 7.4 Integration. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     Section 7.5 No Third-Party Beneficiaries. Except as provided in Article VI with respect to the exculpation and indemnification of Covered Persons, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their successors and permitted assigns.
     Section 7.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

     IN WITNESS WHEREOF, the undersigned, being all of the Members of the Company, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

CLOSURE SYSTEMS INTERNATIONAL B.V.

By:	/s/ Helen D. Golding Name: Helen D. Golding
Title: Attorney-in-Fact

Annex A
Directors
Helen D. Golding
Thomas Degnan

Annex B
Officers

Name	Title
Thomas Degnan	President

Helen D. Golding	Secretary

Elizabeth Davies	Assistant Secretary

Annex C
Percentage of Ownership Interests

Closure Systems International B.V.	100%